Exhibit 10.11

SECOND Amendment to the AMENDED and RESTATED EMPLOYMENT Agreement

This SECOND Amendment to the amended and restated EMPLOYMENT Agreement (this “Second Amendment”) is entered into as of June 29, 2021 (the “Second Amendment Effective Date”) by and between Brad Roberts, an individual and resident of the State of South Carolina, (the “Employee”) and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the “Company”), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, on December 21, 2020 (“Effective Date”), the Company and the Employee entered into an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”) whereby Employee was hired to serve the Company in the capacity as Chief Operating Officer;

WHEREAS, on June 15, 2021, the Company and the Employee entered into a First Amendment To The Amended and Restated Employment Agreement (the “First Amendment”) wherein Employee’s Base Salary was increased and the terms concerning the Annual Bonus were updated, as described in more detail therein.

WHEREAS, for avoidance of doubt, other than the amendments set forth beow in this Second Amendment and those set forth in the First Amendment, all other provisions of the Amended and Restated Employment remain in effect today and moving further, unless and until amended in the future.

WHEREAS, the Parties desire to further amend the Amended and Restated Employment Agreement to: (i) further define factors considered in determining whether to award a discretionary Annual Bonus; and (ii) add a long term equity incentive provision.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Amendments. The Amended and Restated Employment Agreement shall be further amended as follows, in accordance with the terms and conditions of Section 7 thereof:

1

a.	Section 4(e) of the Amended and Restated Employment Agreement is hereby added:

(e)       Long Term Equity Incentive. Employee shall be granted three hundred (300,000) restricted stock units (the “RSUs”) under and subject to all of the provisions of a related award agreement (the “RSU Award Agreement”), upon and subject to approval by the Company’s Board of Directors (the “Board”). The RSUs will be unvested on the grant date. The Restricted Shares will be issued in such amounts and upon the Company’s Telemedicine Brands achieving certain revenue milestones (each a “Milestone”) in accordance with the SCHEDULE FOR RESTRICTED SHARE GRANT provide below. RSUs, if, and to the extent, issued and when issued, will vest on the achievement of each Milestone. “Telemedicine Brand” shall be defined as any brand owned by the Company that provides virtual medical treatment or sells any prescription medication. Except as otherwise set forth herein or in the RSU Award Agreement, vesting of the RSUs will cease upon the termination of Employee’s employment with the Company subject to the terms of Section 5 below. In addition, all of the RSUs, if, and to the extent, issued and when issued, will vest immediately upon a Change of Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

Schedule For Restricted Share Grant:

Up to 300,000 RSUs vesting on upon achieving each of the following Milestones in connection with the Company’s Net Sales of its Telemedicine Brands. Net sales means the sum of a company’s gross sales minus its returns and chargebacks.

Number of Shares Vested	Revenue Milestone
150,000	$100,000,000 in Net Sales in any calendar year
150,000	$200,000,000 in Net Sales in any calendar year

2.       Governing Law; Jurisdiction. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Second Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3.       Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[signature on next page]

2

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Second Amendment to the Amended and Restated Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Second Amendment to the Amended and Restated Employment Agreement.

EXECUTED as of the Second Amendment Effective Date, as set forth above.

LIFEMD, INC.

/s/ Justin Schreiber
By: Justin Schreiber, Chairman & CEO

eMPLOYEE

/s/ Brad Roberts
By: Brad Roberts, Chief Operating Officer

3